Exhibit 99.B(a)1.d.

ARTICLES OF AMENDMENT

OF

SM&R INVESTMENTS, INC.

SM&R INVESTMENTS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation and the shareholders of the SM&R Alger Technology Fund, the SM&R Alger Aggressive Growth Fund, the SM&R Alger Small-Cap Fund, and the SM&R Alger Growth Fund, each a separate series of stock of the Corporation (each a “Liquidating Series”), have approved and adopted Agreements and Plans of Reorganization (the “Plans”).

SECOND:  Pursuant to the Plans, the Corporation has sold and liquidated all assets belonging to each Liquidating Series and paid from the proceeds thereof all liabilities belonging to such Liquidating Series.  After payment of the liabilities belonging to such Liquidating Series, the remaining proceeds from the sale and liquidation of the assets belonging to such Liquidating Series were distributed to shareholders of such Liquidating Series as a liquidating distribution.  Upon payment by the Corporation of the liquidating distribution to the shareholders of each Liquidating Series, each issued and outstanding share of such Liquidating Series was canceled and ceased to be issued and outstanding.

THIRD:  In connection with and in furtherance of such Plans, the Corporation hereby amends its Charter as currently in effect (the “Charter”) to include the following:

As of the Effective Date (as hereinafter defined):

(i)                                     Each unissued share of each Liquidating Series of stock of the Corporation, par value $0.01 per share, is hereby redesignated into, and shall become, one unissued share of the SM&R Money Market Fund, a separate series of the Corporation;

(ii)                                  Each share of each Liquidating Series that has been canceled pursuant to the Plans is hereby redesignated into, and shall become, one unissued share of the SM&R Money Market Fund, a separate series of the Corporation;

(iii)                               Each such redesignated share shall have a par value of $0.01 and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and  terms and conditions of redemption described in the Charter of the Corporation; and

(iv)                              The aggregate number of shares of the four Liquidating Series affected by such redesignations is eight hundred million (800,000,000).  Following such redesignations, the SM&R Money Market Fund is comprised of three billion, eight hundred million (3,800,000,000) authorized shares.

FOURTH:  The amendments to the Charter of the Corporation herein set forth were duly approved by the Board of Directors of the Corporation and are limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law.

FIFTH:  The amendments set forth herein do not increase the authorized capital stock of the Corporation.

SIXTH:  The amendments set forth herein shall become effective as of the close of business on the date (the “Effective Date”) on which the Articles of Amendment, having been duly advised, approved, signed, and acknowledged by the Corporation as required by the laws of the State of Maryland, are filed with and accepted for record by the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its undersigned President and witnessed or attested to by its undersigned Secretary as of the 10th day of December, 2007, and its undersigned President hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:		SM&R INVESTMENTS, INC.

/S/ TERESA E. AXELSON	By:	/S/ MICHAEL W. MCCROSKEY
Teresa E. Axelson, Secretary		Michael W. McCroskey, President

Return Address of Filing Party:

Teresa E. Axelson

SM&R Investments, Inc.

2450 South Shore Blvd., Suite 400

League City, Texas  77573